Exhibit 99.1

Media Contact:	Financial Contact:
Alan B. Lewis	Gerard F. Agoglia
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000
alewis@acclaim.com	gagoglia@acclaim.com

FOR IMMEDIATE RELEASE

ACCLAIM ENTERTAINMENT, INC. ANNOUNCES ADDITIONAL

EXTENSION OF

GMAC CREDIT AGREEMENT AND NEW FINANCING PROPOSAL

GLEN COVE, NY, August 4, 2004 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM), announced today that its primary lender, GMAC Commercial Finance LLC (“GMAC”), agreed to extend GMAC’s previously announced termination of the Company’s credit facility while the Company continues discussions with a proposed new lender until August 20, 2004.

The Company also announced that it is working with a new lender for a proposed Senior Secured Credit Facility of up to $65,000,000, which would be secured by the Company’s assets, to replace the GMAC loan facility and to finance the Company’s working capital needs. The proposed Senior Secured Credit Facility would be subject to, among other things, the completion of satisfactory due diligence by the new lender, the execution and delivery of definitive legal documentation by both the Company and the new lender and customary closing conditions for similar loan transactions. The Company contemplates that the closing of the proposed Senior Secured Credit Facility would occur on or about the August 20, 2004 expiration date of the GMAC facility.

Cautionary Statement

The statements contained in this release, which are not historical facts, are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, include without limitation, Acclaim’s ability to complete the new credit facility, as to which no assurances can be given, the continued support of Acclaim’s vendors, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, which was filed with the United States Securities and Exchange Commission on July 1, 2004. Readers of this press release are referred to such filing and are advised that contained therein, the Company’s independent auditors, KPMG, LLP, have included in their independent auditor’s report, dated June 29, 2004, an explanatory paragraph relating to the Company’s ability to continue as a going concern. Furthermore, Acclaim’s consolidated balance sheet as of March 31, 2003 and the consolidated statements of stockholders’

(deficit) equity for the seven months ended March 31, 2003 and each of the years in the two-year period ended August 31, 2002, the consolidated statement of cash flows for each of the years in the two-year period ended August 31, 2002 and consolidated statement of operations for the year ended August 31, 2001 have been restated. Please see Note 2 (Restatement) to Acclaim’s Consolidated Financial Statements in its Form 10-K for the fiscal year ended March 31, 2004.

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